Exhibit 99.1

PRESS RELEASE

For Immediate Release

MGM RESORTS ELECTS INVESTMENT EXPERT MARY CHRIS GAY TO BOARD OF DIRECTORS

Prominent portfolio manager oversaw collective funds worldwide

LAS VEGAS, Feb. 6, 2014—MGM Resorts International (NYSE: MGM) has announced that Mary Chris Gay was elected to the Company’s Board of Directors at a meeting held earlier today.

A resident of Maryland, Ms. Gay served as a senior vice president, portfolio manager and equity analyst for more than 24 years at Baltimore-based Legg Mason Global Asset Management, an international asset management firm. Her primary area of research focused on the gaming and lodging industries at a time when Legg Mason Funds took meaningful positions in several companies within the industry groups and was often among the largest investors in the space.

“Mary Chris has solid, well-rounded experience in the world of finance and investment, and she will be a tremendous asset to the MGM Resorts Board,” said Jim Murren, MGM Resorts Chairman of the Board and Chief Executive Officer. “We are very pleased that she has accepted this pivotal role in our Company’s future and in our industry.”

Ms. Gay joined Legg Mason in 1989 to work directly with former Legg Mason Capital Management Chairman and Chief Investment Officer Bill Miller on the firm’s flagship product, the Legg Mason Value Trust. At Legg Mason’s peak in assets, she oversaw the management of $20 billion in client assets.

During her tenure, she also traveled extensively and managed collective funds registered in Ireland, Australia, Canada, France, Hong Kong, Italy, Luxembourg, Switzerland and the UK.

She earned her bachelor’s degree in finance from Towson University and her master’s degree in finance from Loyola University in Maryland. During her undergraduate studies, she spent six months living in London and studied at the University of London and Polytechnic of Central London. She also attended New Mexico’s Santa Fe Institute, a research and education center, and several courses at Harvard Kennedy School’s Executive Education program.

Her election to the Board is pending regulatory approval.

###

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is one of the world’s leading global hospitality companies, operating a portfolio of destination resort brands including Bellagio, MGM Grand, Mandalay Bay and The Mirage. The Company also owns 51% of MGM China Holdings Limited, which owns the MGM Macau resort and casino and is in the process of developing a gaming resort in Cotai, and 50% of CityCenter in Las Vegas, which features ARIA resort and casino. For more information about MGM Resorts International, visit the Company’s website at www.mgmresorts.com.

MGM Resorts International  •  3600 Las Vegas Boulevard South  •   Las Vegas, NV 89109  •   PH: 702.693.7120  •   FX: 702.693.8626  •   mgmresorts.com

Statements in this release that are not historical facts are “forward-looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.

SOURCE: MGM RESORTS INTERNATIONAL

CONTACTS:
Investment Community	News Media
DANIEL J. D’ARRIGO	CLARK DUMONT
Executive VP and Chief Financial	Senior VP of Corporate Communications
Officer	(702) 891-1868
(702) 693-8895

MGM Resorts International  •   3600 Las Vegas Boulevard South  •   Las Vegas, NV 89109  • PH: 702.693.7120  •   FX: 702.693.8626  •   mgmresorts.com